Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Nuveen Multistate Trust II:

We consent to the use of our report dated April 26, 2019, with respect to the financial statements and financial highlights of Nuveen Connecticut Municipal Bond Fund, Nuveen Massachusetts Municipal Bond Fund, Nuveen New Jersey Municipal Bond Fund, and Nuveen New York Municipal Bond Fund, each a series of Nuveen Multistate Trust II, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

June 24, 2019